Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049

DOMTAR PROVIDES A BUSINESS UPDATE

(All financial information is in U.S. dollars, unless otherwise noted)

Fort Mill, SC, January 24, 2020 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today provided an update on its financial performance for the fourth quarter 2019. Domtar’s management expects fourth quarter 2019 sales to be $1.2 billion and the operating loss to be between $15 and $19 million. EBITDA before items1 is expected to be between $74 and $78 million.

The expected operating loss in the fourth quarter 2019 includes closure and restructuring costs of approximately $19 million and depreciation and amortization of $74 million. Adjusting the estimated operating loss for these two amounts yields EBITDA before items1.

During the fourth quarter, the Company repurchased 2.1 million shares for a total cost of approximately $75 million under our stock repurchase program.

“Our fourth quarter results fell short of expectations. We increased market-related downtime to better balance our supply with our customer demand and to accelerate our inventory reduction plan,” said John D. Williams, President and Chief Executive Officer. “Our inventories are now at optimal levels and our expectation is that our business will return to a balanced level in early 2020 given recent capacity closures.”

The Company will release its fourth quarter and fiscal year 2019 financial results before markets open on Friday, February 7, 2020. A conference call will be held to discuss the results at 10:00 a.m. (ET). Financial analysts are invited to participate in the call by dialing 1-800-367-2403. Media and other interested individuals are invited to listen to the live webcast at www.domtar.com.

1Non-GAAP financial measure. EBITDA before items is presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 10,000 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.2 billion and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Williams are “forward-looking statements.” Actual results may differ materially from those suggested by these statements for a number of reasons, including changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, and the other reasons identified under “Risk Factors” in our Form 10-K for 2018 as filed with the SEC and as updated by subsequently filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

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